Exhibit 99.1

Quinpario Acquisition Corp. 2 Announces Pricing of

$350,000,000 Initial Public Offering

ST. LOUIS, Missouri, January 16, 2015 /Globe Newswire/-- Quinpario Acquisition Corp. 2 (NASDAQ: QPACU) (the "Company"), a blank-check company formed for the purpose of acquiring or merging with one or more businesses or entities with a focus on the specialty chemicals and performance materials industries, today announced the pricing of its initial public offering of 35,000,000 units at a price of $10.00 per unit for gross proceeds of $350,000,000 on January 15, 2015.  Each unit issued in the initial public offering consists of one share of common stock and one warrant to purchase one-half of one share of common stock at an exercise price of $5.75 per half share. The closing of the offering is anticipated to take place on or about January 22, 2015.

Deutsche Bank Securities Inc. and Cantor Fitzgerald & Co. are serving as joint bookrunners for the offering.

The offering of these securities will be made only by means of a prospectus. A registration statement relating to the units and the underlying securities was declared effective by the Securities and Exchange Commission on January 15, 2015.  This press release shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall there be any sale of these securities in any state in which such offer, solicitation, or sale would be unlawful prior to registration or qualification under the securities laws of any such state. Copies of the final prospectus relating to the offering, when available, may be obtained for free by visiting the U.S. Securities and Exchange Commission website at http://www.sec.gov. Alternatively, a copy of the prospectus relating to the offering may be obtained from Deutsche Bank Securities Inc., Attn: Prospectus Department, 60 Wall Street, New York, New York 10005-2836, or at 1-800-503-4611 or prospectus.cpdg@db.com, and from Cantor Fitzgerald & Co. at 499 Park Avenue, New York, New York 10022.

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Contact Information:

Melissa H. Zona

Quinpario Acquisition Corp. 2

mhzona@quinpario.com

636-751-4057